Exhibit 99.1

Contacts:

William (B.J.) Lehmann, J.D.	Investor Relations:
President and Chief Operating Officer	Lisa M. Wilson
Tel: (216) 431-9900	In-Site Communications
bjlehmann@athersys.com	Tel: (917) 543-9932
lwilson@insitecony.com

ATHERSYS REPORTS THIRD QUARTER 2013 RESULTS

Management to host conference call at 4:30 pm EST today

CLEVELAND, November 14, 2013 – Athersys, Inc. (NASDAQ: ATHX) today announced its financial results for the three months ended September 30, 2013.

Dr. Gil Van Bokkelen, Ph.D., Chairman and Chief Executive Officer of Athersys, said, “Activities during the third quarter have helped set the stage for an exciting year ahead. We look forward in 2014 to reporting initial results from two Phase II trials, initiating our Phase II clinical study of MultiStem® for acute myocardial infarction, and receiving FDA clearance to initiate a Phase II/III study of MultiStem for graft-versus-host disease.”

Highlights of the third quarter of 2013 and recent events include:

•	Advanced with partner, Pfizer, Phase II clinical study of MultiStem administration to patients suffering from ulcerative colitis. Initial results from this double blind, placebo-controlled trial are expected in early 2014;

•	Accelerated patient enrollment in our Phase II study of MultiStem treatment of ischemic stroke patients, increasing site participation and activity;

•	Progressed planning and preparation for our Phase II/III GvHD prophylaxis study and Phase II AMI study, for which we were awarded a SBIR Fast Track grant during the quarter;

•	Published in STEM CELLS Translational Medicine the results from two studies respectively describing the proteins and factors secreted by MAPC® cells in response to inflammation and demonstrating that MAPC treatment improves performance in spatial memory and learning and reduces neuroinflammation over time in a rodent traumatic brain injury model;

•	Were awarded 15 patents during the quarter and more than 50 in 2013, including multiple patent issuances in Europe and in Asian countries, further expanding our strong intellectual property portfolio;

•	Put in place new $25 million equity facility with Aspire Capital to replace the prior two-year agreement and provide access to additional capital to support our business operations as appropriate;

•	Major pharmaceutical company and long-standing partner advanced a third small molecule program to clinical development utilizing Athersys’ RAGE® drug discovery technology, triggering a milestone payment in November; and

•	Were awarded Deloitte’s Technology Fast 500™ ranking of 413th of the 500 fastest growing technology, media, telecommunications, life sciences and clean technology companies in North America, with Athersys’ revenue growth of 180% during the award period.

Dr. Van Bokkelen continued, “I am pleased to report that enrollment in the Phase II ulcerative colitis study is nearly complete. The teams from Pfizer and Athersys look forward to receiving and analyzing the data and reporting the initial results early next year.”

“In our Phase II study evaluating the administration of MultiStem therapy to patients who have suffered an ischemic stroke, enrollment continues to ramp up as we add sites and build momentum. We are targeting the disclosure of the initial results from the study sometime next summer, which will depend on continued study progress.”

“We continue to explore collaboration opportunities for the further development of MultiStem in certain therapeutic areas and for our 5HT2c agonist program for the treatment of obesity and/or schizophrenia. Additionally, the new equity facility with Aspire Capital will complement funding from business collaborations, grants and traditional fundraising, and provide us with added financial strength and flexibility as we execute our strategy,” concluded Dr. Van Bokkelen.

Third Quarter Results

For the three months ended September 30, 2013, total revenues were $0.6 million compared to $1.0 million in the same period in 2012, reflecting a decrease in contract revenue and an increase in grant revenue. Contract revenue may vary from period to period, reflecting the timing of payments associated with milestone achievement and certain research, clinical and commercial activities, and grant revenue may fluctuate with the award of new grants, such as the federal grant awarded in August to support our planned Phase II trial evaluating MultiStem for the treatment of acute myocardial infarction.

Research and development expenses were $4.7 million in the third quarter of 2013 compared to $4.1 million in the prior year period. Higher clinical and preclinical development costs, patent legal fees, stock-based compensation expense and personnel costs were partially offset by a decrease in sponsored research costs. General and administrative expenses increased to $1.5 million in the third quarter of 2013 compared to $1.1 million in the prior year period primarily due to increased stock-based compensation expense.

Net loss for the three months ended September 30, 2013 was $5.6 million compared to $3.4 million for the three months ended September 30, 2012, reflecting primarily the increases in R&D and G&A expenses, the decrease in revenues from period to period, and the impact of $0.9 million of income from the change in the fair value of our warrant liabilities recognized in the third quarter of 2012.

As of September 30, 2013, the Company had cash and cash equivalents of $17.8 million, compared to $25.5 million at December 31, 2012.

Conference Call

As previously announced, Gil Van Bokkelen, Chairman and Chief Executive Officer, and William (B.J.) Lehmann, President and Chief Operating Officer, will host a conference call today to review the results as follows:

Date	November 14, 2013
Time	4:30 p.m. (Eastern Time)
Telephone access	800-273-1254 (U.S. and Canada)
973-638-3440 (International)
Access code	21897115
Live webcast	www.athersys.com, under the Investors section

A replay will be available for on-demand listening shortly after the completion of the call until 11:59 p.m. (Eastern Time) on August 27, 2013 by dialing 800-585-8367 or 855-859-2056 (U.S. and Canada), or 404-537-3406, and entering access code 21897115. The archived webcast will be available for one year at the aforementioned URL.

About Athersys

Athersys is a clinical stage biotechnology company engaged in the discovery and development of therapeutic product candidates designed to extend and enhance the quality of human life. The Company is developing its MultiStem® cell therapy product, a patented, adult-derived “off-the-shelf” stem cell product platform for disease indications in the cardiovascular, neurological, inflammatory and immune disease areas. The Company currently has several clinical stage programs involving MultiStem, including for treating inflammatory bowel disease, ischemic stroke, damage caused by myocardial infarction, and for the prevention of graft-versus-host disease. Athersys has also developed a diverse portfolio that includes other technologies and product development opportunities, and has forged strategic partnerships and collaborations with leading pharmaceutical and biotechnology companies, as well as world-renowned research institutions in the United States and Europe to further develop its platform and products. More information is available at www.athersys.com.

The Athersys, Inc. logo is available at: http://www.globenewswire.com/newsroom/prs/?pkgid=4548

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These forward-looking statements relate to, among other things, the expected timetable for development of our product candidates, our growth strategy, and our future financial performance, including our operations, economic performance, financial condition, prospects, and other future events. We have attempted to identify forward-looking statements by using such words as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “should,” “suggest,” “will,” or other similar expressions. These forward-looking statements are only predictions and are largely based on our current expectations. A number of known and unknown risks, uncertainties, and other factors could affect the accuracy of these statements. Some of the more significant known risks that we face that could cause actual results to differ materially from those implied by forward-looking statements are the risks and uncertainties inherent in the process of discovering, developing, and commercializing products that are safe and effective for use as human therapeutics, such as the uncertainty regarding market acceptance of our product candidates and our ability to generate revenues, including MultiStem for the treatment of inflammatory bowel disease, acute myocardial infarction, stroke and other disease indications, including lysosomal storage disorders, and the prevention of graft-versus-host disease. These risks may cause our actual results, levels of activity, performance, or achievements to differ materially from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. Other important factors to consider in evaluating our forward-looking statements include: our ability to raise additional capital; final results from our MultiStem clinical trials; the possibility of delays in, adverse results of, and excessive costs of the development process; our ability to successfully initiate and complete clinical trials; changes in external market factors; changes in our industry’s overall performance; changes in our business strategy; our ability to protect our intellectual property portfolio; our possible inability to realize commercially valuable discoveries in our collaborations with pharmaceutical and other biotechnology companies; our ability to meet milestones under our collaboration agreements; our collaborators’ ability to continue to fulfill their obligations under the terms of our collaboration agreements; the success of our efforts to enter into new strategic partnerships and advance our programs; our possible inability to execute our strategy due to changes in our industry or the economy generally; changes in productivity and reliability of suppliers; and the success of our competitors and the emergence of new competitors. You should not place undue reliance on forward-looking statements contained in this press release, and we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Athersys, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
	2013	2012
	(Unaudited)	(Note)
Assets
Cash and cash equivalents	$17,814	$25,533
Other current assets	736	776
Equipment, net	1,368	1,294

Total assets	$19,918	$27,603

Liabilities and stockholders’ equity
Accounts payable and accrued expenses	$3,583	$4,478
Warrant liabilities and note payable	4,841	2,878
Total stockholders’ equity	11,494	20,247

Total liabilities and stockholders’ equity	$19,918	$27,603

Note: The Condensed Consolidated Balance Sheet Data at December 31, 2012 has been derived from the audited financial statements as of that date.

Athersys, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Revenues
Contract revenue	$87	$623	$365	$5,356
Grant revenue	534	392	1,153	1,063

Total revenues	621	1,015	1,518	6,419
Costs and expenses
Research and development	4,689	4,105	15,372	14,701
General and administrative	1,450	1,079	4,512	3,500
Depreciation	86	81	257	236

Total costs and expenses	6,225	5,265	20,141	18,437

Loss from operations	(5,604)	(4,250)	(18,623)	(12,018)
Other (expense) income, net	(4)	(70)	28	(831)
(Expense) income from change in fair value of warrants	(6)	871	(2,353)	1,351

Net loss	$(5,614)	$(3,449)	$(20,948)	$(11,498)

Basic and diluted net loss per share	$(0.10)	$(0.12)	$(0.38)	$(0.41)
Weighted average shares outstanding, basic and diluted	57,646,306	29,800,452	55,722,235	28,256,873
Other comprehensive loss:
Other comprehensive loss items	—	—	—	(28)

Comprehensive loss	$(5,614)	$(3,449)	$(20,948)	$(11,526)